EXHIBIT 99.2

Worthington Steel, Inc.

NYSE:WS

Q4 FY2025 Earnings Call

Thursday, June 26, 2025 1:30 PM GMT

CALL PARTICIPANTS 2

PRESENTATION 3

QUESTION AND ANSWER 9

WORTHINGTON STEEL, INC. FQ4 2025 EARNINGS CALL JUN 26, 2025

Call Participants

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EXECUTIVES

Geoffrey G. Gilmore

CEO, President & Director

Timothy A. Adams

VP & CFO

Melissa Dykstra

Vice President of Corporate Communication & Investor Relations

ANALYSTS

John Charles Tumazos

John Tumazos Very Independent Research, LLC

Samuel J. McKinney KeyBanc Capital Markets Inc., Research Division

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WORTHINGTON STEEL, INC. FQ4 2025 EARNINGS CALL JUN 26, 2025

Presentation

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Operator

Good morning, and welcome to Worthington Steel's Fourth Quarter 2025 Earnings Call. [Operator Instructions]

I will now turn the call over to Melissa Dykstra, Vice President of Corporate Communications and Investor Relations. Please go ahead.

Melissa Dykstra

Vice President of Corporate Communication & Investor Relations

Thank you, operator. Good morning, and welcome to Worthington Steel’s fourth quarter fiscal year 2025 earnings call.

On our call today, we have Geoff Gilmore, Worthington Steel’s President and Chief Executive Officer, and Tim Adams, Vice President and Chief Financial Officer. Before we begin, I'd like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. We issued our earnings release yesterday after the market closed. Please refer to it for more detail on the factors that could cause actual results to differ materially. Unless noted as reported, today’s discussion will reference non-GAAP financial measures, which adjust for certain items included in our GAAP results and which are presented on a stand-alone basis. You can find definitions of each non-GAAP measure and GAAP to non-GAAP reconciliations within our earnings release.

Today's call is being recorded, and a replay will be available later today on WorthingtonSteel.com.

Now I’ll turn it over to Geoff Gilmore.

Geoffrey G. Gilmore

CEO, President & Director

Good morning, thank you for joining us.

First, I want to thank our incredible Worthington Steel team. Once again, they demonstrated resilience, flexibility, and an unwavering commitment to safety and serving our customers. In the fourth quarter, we generated adjusted EBITDA of 87 million dollars compared with 86.5 million dollars in the prior-year quarter. Earnings per share were one dollar and ten cents compared to one dollar and six cents in the same period last year. While the macroeconomic environment remained mixed, Worthington Steel employees stayed focused on execution, and we made important strategic progress.

Let me begin with a look at what we saw across our end markets. In automotive, our volume strengthened in the fourth quarter. We continue to gain market share in the overall automotive market, and I commend our commercial teams, and everyone involved, for their commitment to fulfilling the needs of our automotive customers. The construction markets we serve, which include fencing, culvert and metal buildings, were down slightly year over year. We saw an uptick in heavy truck because we have gained some share in that market.

The agriculture market, however, continues to face pressure. Energy demand and the need for transformer cores continue to grow as the world relies more and more on artificial intelligence and electrified vehicles. Transformer core growth is also fueled by the need to replace aging electrical infrastructure as more than half of the transformers in use today reach the end of their useful life.

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WORTHINGTON STEEL, INC. FQ4 2025 EARNINGS CALL JUN 26, 2025

Now, let’s talk about the progress we’re making on our long-term strategy. We continue to execute against a roadmap that’s built on three pillars. Focused investments in the rapidly growing electrical steel market, margin accretive growth using a strong commercial focus combined with strategic capex and acquisitions, and base business improvements to improve margins, reduce working capital and add incremental capacity through our Transformation. Starting with our capital investments. We continued to progress on our electrical steel expansions in Mexico and Canada. Testing is underway on the five presses in Mexico, and we are preparing for initial production later this calendar year. Electrified vehicle adoption continues to make gains globally with current estimates projecting that hybrids and BEVs will make up more than two-thirds of global market share by 2030. Our Canada transformer core expansion project remains on track to begin production in early calendar 2026. The transformer market in the U.S. is expected to double over the next 10 years to meet the growing demand for electrification.

On the acquisition front, I’m pleased to share that we closed on our acquisition of a 52 percent ownership stake in Sitem on June3. Sitem is a European electrical steel lamination manufacturer and electric motor die casting expert. This move marks a significant step in enhancing our position in the European electric motor lamination market and strengthening our ability to support global automotive and industrial motor customers. Sitem brings strong technical capabilities and expertise in tooling and automation systems for electric motor laminations that will benefit our electrical steel operations globally. Beyond those capabilities, what truly excites us is the cultural fit—their people-first values mirror our own Worthington Philosophy. We are thrilled to welcome the Sitem team into the Worthington family.

From a commercial perspective, we continue pursuing growth opportunities in select markets, and our team continues to gain market share, fill open capacity and exceed customer expectations. Our team deserves high praise for their ability to collaborate with our suppliers and customers this quarter as they managed through potential supply chain disruptions due to the idling of several mill locations. They worked hard to ensure an uninterrupted supply for our customers. This quarter, Worthington Steel was named a 2024 Supplier of the Year by General Motors, marking our fourth time in the past five years achieving this distinction and, we were recognized as a Partner-level supplier in the John Deere Achieving Excellence Program for the 13th consecutive year – Deere & Company’s highest supplier rating. These awards validate our commitment to quality, innovation, and service for our customers.

Now, looking at continuous improvement to our base business, which we call Transformation. Looking for ways to get better is a part of our DNA. Across the company, teams are reducing changeover times, optimizing working capital, improving safety, and streamlining operations. We have added another tool to our transformation tool belt – artificial intelligence. We kicked off our AI journey in earnest this quarter and we see AI as a force multiplier that will elevate our work. AI will become an expectation at Worthington Steel, and we believe it will help us be more productive, improve quality and unlock new value for our customers. Together, these actions strengthen our competitive advantage and give us a clear path to margin expansion, higher returns on capital, and long-term value creation. I’m pleased with how well our team is executing on our strategy, despite some headwinds. We are focused on what we can control, what we can improve and what we can do to serve our customers, all with an eye toward safety.

On the governance front, we announced yesterday the addition of Mark Davis to our board of directors. Mark brings an extensive background in finance, mergers and acquisitions and corporate governance. He will be a tremendous asset to Worthington Steel as we continue to grow.

As I conclude my remarks, I want to reiterate the cautious optimism we mentioned last quarter. We still sense a bit of uncertainty around policy and the overall macro-economy, but our team continues to find ways to win. We are improving our processes and gaining market share. We are embracing AI to unlock even more potential in our business. And I firmly believe we have the right strategy, strong customer relationships, and most importantly, the right people. Although we have only been a stand-alone company for 18 months, we are celebrating 70 years of heritage this year – and for me, that means celebrating the people who fuel our momentum. Our employees are the true strength behind Worthington Steel. Together, we are building the most innovative, customer-focused and efficient steel processor in North America and beyond — one that’s purpose-built for the next 70 years.

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WORTHINGTON STEEL, INC. FQ4 2025 EARNINGS CALL JUN 26, 2025

Now, I’ll turn it over to Tim Adams to walk through the financials.

Timothy A. Adams

VP & CFO

Thank you, Geoff, and good morning everyone.

For the fourth quarter, we are reporting earnings of 55.7 million dollars or $1.10 per share as compared with earnings of 53.2 million dollars or $1.06 per share in the prior-year quarter. There were several unique items that impacted our quarterly results. First, the current quarter results include 1.7 million dollars, or 1 cent per share, of pre-tax restructuring charges, related to two discrete items. The first was 800 thousand dollars of severance expense associated with our previously announced closure of Worthington Samuel Coil Processing’s toll pickling facility in Cleveland. Production at the Cleveland pickling facility effectively ended in May.

The second discrete item was a restructuring expense of 900 thousand dollars associated with the previously announced early retirement program at our tailor welded blank joint venture. Additionally, in the current quarter, we recognized a 4 million dollar gain in miscellaneous income associated with a currency hedge on the Sitem purchase price.

Finally, the prior-year quarter results included recognition of the final unfavorable tax court ruling related to a Tempel pre-acquisition matter for which we were indemnified by the former owners of Tempel. The net impact to earnings is zero, however, we recognized 2.8 million dollars of miscellaneous income related to the indemnity receivable and an additional 2.8 million dollars of tax expense. Excluding these unique items, we generated earnings of $1.05 per share in the current year quarter compared with $1.06 per share in the prior-year quarter.

In the fourth quarter we had estimated pre-tax inventory holding GAINS of 20.8 million dollars, or 31 cents per share, compared to estimated pre-tax inventory holding LOSSES of 3.4 million dollars or 5 cents per share in the prior-year quarter, a favorable pre-tax swing of 24.2 million dollars or 36 cents per share.

In the fourth quarter, we reported adjusted EBIT of 70.1 million dollars, which was down 300 thousand dollars from the prior-year quarter adjusted EBIT of 70.4 million dollars. This decrease in adjusted EBIT is primarily due to lower gross margin and lower equity earnings at Serviacero, partially offset by a year-over-year decrease in SG&A expense. Gross margin was 4 million dollars lower than the prior-year quarter, primarily due to unfavorable tolling margins, offset by increased direct spreads.

Toll processing margins were down 8.1 million dollars, impacted by lower toll volumes and an unfavorable toll processing mix. Direct volume was flat year-over-year, while direct spreads were up 3.4 million dollars, primarily due to the impact of year-over-year pre-tax inventory holding GAINS. Direct spreads, excluding the impact of estimated holding GAINS, were down primarily due to a shift in direct product mix to lower value-added products and market compression in the spread between hot-rolled products and higher value-added products. SG&A decreased 4.8 million dollars over the prior year fourth quarter, primarily due to a 3.3 million dollar decrease in compensation and benefit costs as well as lower bad-debt expense. In the prior year, we recognized 1.7 million dollars of bad-debt expense due to an isolated matter as compared with 100 thousand dollars of income in the current year quarter. Equity earnings from Serviacero decreased due to lower direct volumes and spreads, as well as the impact of exchange rate movements.

Next, I will provide some perspective on the market and our shipments.  The market pricing for hot rolled coil began the calendar year at just under $700 per ton. Once steel tariffs of 25% were implemented, the price of hot roll jumped to $950 per ton in March and April but dropped back to approximately $850 per ton in June. With the recent announcement of 50% tariffs on imported steel, we may see additional upward pressure on steel prices. Given that many of our contracts use lagging index-based pricing mechanisms, we expect to generate inventory holding gains in the first quarter of Fiscal 2026. We estimate those GAINS could be approximately 5 to 10 million dollars as compared with the 20.8 million dollars of estimated holding GAINS in the fourth quarter of 2025. Net sales in the quarter were 833 million dollars, down 78

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WORTHINGTON STEEL, INC. FQ4 2025 EARNINGS CALL JUN 26, 2025

million dollars, or 9 percent from the prior-year quarter, primarily due to lower direct selling prices and, to a lesser extent, lower toll volumes and, an unfavorable toll processing mix.  [NOTE: Toll volume/mix impacted sales by approx..$10M).] We shipped approximately 982,000 tons during the quarter, which was down 5 percent compared with the prior-year quarter.  Direct sales volume made up 60 percent of our mix in the current year quarter as compared with 58 percent in the prior-year quarter.  Direct sale volume was flat compared with the prior-year quarter and we experienced pluses and minuses across various markets as customers continued to navigate uncertainty during the quarter.

Automotive was a bright spot during the current quarter. Our shipments to the automotive market were up 5 percent compared to the prior-year quarter.  As we noted in prior quarters, we have won share in the automotive market. The new programs have begun to ship and we expect to show incremental volume from the new programs over the next few quarters. This additional automotive volume more than offset the continued year-over-year challenges faced by one of our Detroit 3 OEM customers.

We continue to be optimistic the OEM is making progress toward optimizing their commercial strategy leading to a more normal build schedule later in calendar 2025. Similar to last quarter, our year-over-year shipments to the remaining D3 grew despite a small drop in OEM unit production. Our teams continue to work collaboratively with our automotive customers to deliver mutually beneficial solutions. We look forward to expanding our long-term relationships with our automotive customers.

We also saw volume increases in the heavy truck market due to market share gains despite an apparent slowdown in the truck and trailer market. These results reflect our successful execution in targeted markets, particularly where we pursued a strategy to support key customers. Volume increases in the automotive and heavy truck markets were offset by reductions in the construction and ag markets. Construction volume was down 5% year over year, but consistent with historic fourth quarter levels.

Our ag volumes were down 40% compared with the prior-year quarter, primarily due to the expected softness in the agricultural equipment market as well as increased competition in the grain bin sector resulting in spread compression. While tariffs have introduced additional uncertainty, and competition has intensified in the ag market, we responded with strategic pricing discipline and remain well-positioned to adapt quickly as conditions evolve.

Toll processing tons were down 11 percent year-over-year, for several reasons. First, we saw slowness on some automotive tolling programs that are platform specific. Second, we began to show a reduction in volume associated with the wind down of Worthington Samuel Coil Processing’s toll pickling facility in Cleveland which we idled in Q4. Finally, we were impacted by several customer decisions. For example, one customer changed a program from toll processing to direct sale while another customer elected to re-source a toll processing program to capture freight savings.

When end-market demand picks up, we expect our toll processing volumes to increase. However, as we discussed last quarter, we expect to see a decrease of approximately 100,000 annual toll processing tons primarily as a result of the WSCP consolidation from Cleveland to Twinsburg. Turning to cash flows and the balance sheet. Cash flow from operations was 54 million dollars and free cash flow was 8 million dollars.

During the quarter, we spent 46 million dollars on capital expenditures related to a variety of projects, including the previously announced electrical steel expansions. In addition, we purchased a building for our Columbus, Ohio, headquarters and expect to move into the building next summer when renovations are complete.

Capital expenditures for Fiscal 2025 totaled 130.4 million dollars and we expect capex for Fiscal 2026 to be approximately 100 million dollars. Our disciplined capital investments are aligned with long-term priorities — particularly in electrical steel and maintaining our key equipment in market ready condition — to support growth and customer needs even in uncertain markets. On a trailing-12-month basis, we generated 100 million dollars of free cash flow. Wednesday, we announced a quarterly dividend of 16 cents per share, payable on September 26, 2025.    We ended the quarter with 38 million dollars of cash and our outstanding debt as of May 31st was 152 million dollars, resulting in net debt of 114 million dollars.  The increase in net

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WORTHINGTON STEEL, INC. FQ4 2025 EARNINGS CALL JUN 26, 2025

debt over the third quarter of fiscal 2025 is primarily the result of our funding of the Sitem acquisition, with the funds held in restricted cash as of May 31. We closed on the Sitem acquisition on June 3rd, acquiring a 52% controlling ownership interest. With this addition, we broaden our electrical steel capabilities and customer base in Europe. Sitem will be consolidated in our results going forward. Integration is already underway, with joint teams identifying commercial and operational synergies. We are confident the integration is progressing as planned and view Sitem as a natural extension of our electrification growth strategy. Thank you to both the Sitem and Worthington teams for their hard work to finalize the transaction.

Finally, I would like to thank everyone at Worthington Steel for making safety the highest priority at every facility and for driving results in a dynamic market. With a strong balance sheet, a focused strategy, and an agile team, Worthington Steel is well-equipped to create value and act decisively as opportunities arise. I want to thank our entire team for their hard work during our first full year as an independent company and for their dedication to our Philosophy and our shareholders.

At this point, we would be happy to take your questions.

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WORTHINGTON STEEL, INC. FQ4 2025 EARNINGS CALL JUN 26, 2025

Question and Answer

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Operator

[Operator Instructions] Our first question comes from the line of Samuel McKinney with KeyBanc Capital Markets.

Samuel J. McKinney

KeyBanc Capital Markets Inc., Research Division

Congrats on the great quarter. Starting on fourth quarter gross margin, up nearly 350 basis points quarter-on-quarter, and it was the best figure you guys have posted in 2 years. Talk us through how you achieved the richer mix of direct tons and stronger metal spreads despite the macro headwinds that you're still facing in some key end markets.

Timothy A. Adams

VP & CFO

Well, Sam, this is Tim. Let's parse that a little bit. So fourth quarter in terms of volume is typically our strongest quarter, right? So when you look year-over-year, we were fairly flat on volume, but quarter- over-quarter, we were up quite a bit, right? And I think that's an indication of the market is solid across a lot, right? It's not hugely up or hugely down, but solid across a lot of industries.

I think when it comes to the spreads or the gross margin, I think you have to back out inventory holding gains and losses. So once you do that, I think what we saw was spread compression in both quarters, Q3 and Q4 because of product mix. We had a richer product mix in Q3 versus Q4. And year-over-year, we had a richer product mix in the prior year.

I think the other same thing you're seeing there is you're seeing compression on market spreads from a -- just a high value-add versus hot-rolled, so hot dip to hot-rolled spread or cold rolled to hot-rolled spreads. So you're seeing some compression there.

Samuel J. McKinney

KeyBanc Capital Markets Inc., Research Division

And that leads into my next question, which is that galvanized spreads, like you said, still relatively compressed with demand still cautious on tariff uncertainty, interest rates. And how do you view that market as we move into fiscal year '26?

Geoffrey G. Gilmore

CEO, President & Director

Yes, cautiously optimistic. You'll hear that a lot, unfortunately, Sam. But look, we're in a period where there's not a lot of clarity with the tariffs. Because of the tariffs and not having a lot of clarity, you're not seeing much movement on interest rates either. So demand has been a bit muted across several markets that use a lot of galvanized. At the same time, there's been 4.5 million tons of galvanized capacity that's been added over the last several years, and you had quite a bit of imports coming in.

So that's certainly compressed that spread you're referring to between hot rolled and galvanized, and it just creates a more competitive environment. I think we're working through that and why I'm cautiously optimistic, we'll begin to see improvements there.

And it's really a couple of things. I think when we put the 25% tariffs in place, that didn't have a very significant impact on market pricing or on imports, raising that to 50%, certainly will. At the same time, a lot of antidumping cases that have been pushed through, and that's going to limit the amount of galvanized coming in as well. So just those things alone, you'll start to see that spread recover.

And then as we work through the tariffs, and I believe firmly, we will, but we're not going to see any significant movement on interest rate cuts until that's done. But as we move through that, we certainly

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WORTHINGTON STEEL, INC. FQ4 2025 EARNINGS CALL JUN 26, 2025

are going to start to see demand pick up. You got the big beautiful bill coming behind it. And so there's money to be spent, things will pick up, and that certainly will help drive that spread as well.

Samuel J. McKinney

KeyBanc Capital Markets Inc., Research Division

Okay. And then last one for me. I know throughout the course of fiscal year '25, you guys dealt with some destocking from the automotive OEMs. With the understanding that they're probably not going to build up a huge amount of inventory anytime soon. I mean how can you guys continue to be successful in that end market? I know you noted the new market share wins.

Geoffrey G. Gilmore

CEO, President & Director

Yes. Good question, Sam. Fortunately, and not a surprise, we clearly are watching forecasts closely, historical forecasts. We get great information on build rates. We had sales and operation planning meetings. And so to your point, we didn't see or feel any type of significant pull ahead this quarter. And the reality is if you look at the Detroit 3 is the easy example I can get, whether it be Ford or GM or Stellantis, this is all published publicly, build rates were down quite a bit. And we were down less than half.

And why we performed well this quarter as far as volume goes, specifically in that market, which was up 5% automotive, is market share gains. Our team, again, I gave them high praise in my comments. We've been talking about this over the last few quarters. We picked up significant market share in automotive. And we will continue over the next few quarters to see that additional market share trickle in. And we had also mentioned one of our larger customers was struggling a little bit. They were late on several launches, and they were not nearly as aggressive as others on pricing and incentives and it cost market share. We saw a bit of a rebound here last month from that customer. And so far into this month, I think, again, cautiously optimistic there. It's going to continue to progress, but it's going to take a few quarters. But that's why our volume was very strong, specifically to automotive.

And in addition, again, not necessarily this quarter, but as you look out in the future, that specific OEM buys the most of our value-added products. And the Tier 1s we support that by a significant amount of value-added products support that specific customer. So Tim talks about mix. We're cautiously optimistic as we start moving into second and third quarter, along with the volume, we can start seeing a more favorable product mix. I don't anticipate a great deal of that right now. Again, that will trickle in over the quarters to come, Sam.

Operator

Our next question comes from the line of John Tumazos with John Tumazos Very Independent Research.

John Charles Tumazos

John Tumazos Very Independent Research, LLC

Could you describe the competitive dynamics in the tailor welded blanks business? Who else makes them besides ArcelorMittal? Are there trading companies in that business? I'm surprised that you have to take early retirements there.

Geoffrey G. Gilmore

CEO, President & Director

Yes, John, so interesting market. There are several players globally, not several players in North America. Obviously, there's ArcelorMittal Tailored Blanks, and then there's Worthington Steel Tailor Welded Blanks. And it's not an area where the trading partners would play. You're familiar with this business, it is highly technical. So the barriers of entry are high, which is why I don't think you've seen a significant amount of players in North America.

That business is truly specific to part consolidation and lightweighting. And we've seen significant growth at Tailor Welded Blanks really specifically over the last 5 years, I would tell you, AMTB has seen the same

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WORTHINGTON STEEL, INC. FQ4 2025 EARNINGS CALL JUN 26, 2025

with significant focus on lightweighting over the last 10 years, you're just continuing to see more and more of those specialized parts going into the body in white.

And the future is bright for both AMTB and I think -- well, not think, I know for TWB as well with ultra-high strength steels and specifically press hardened steels, those parts are becoming more sought after. And AMTB was able to work with their research and development team on a process to adjoin high-strength parts. You recall, we mentioned 3 months ago that we reached a licensing agreement with them for what's called the ablation process. That's what's used to weld press hardened steel together. So the OEMs certainly want more than one player. We knew that, AMTB knew that. So it's a wonderful opportunity for us both to pursue competitively.

Why that's growing? If you look at the nature of that product, John, and again, I talk about it being highly technical. This press hardened steel is heated up to temperatures that make it much more formidable.

And then when it goes through the actual hot stamping, it retains its strength. And why that's important, you're able to take what’s several parts today and now create one, and one that's lighter. And so there are savings on the weight that the customer is buying, freight that they're paying, and scrap.

And then when it gets to the assembly line, it takes out significant cost for the automotive company because you're assembling one part versus what was several parts. And it's a critical component, and this is probably the most important. There's huge safety concerns. It's a critical part of the body in white.

And what it will do is it protects the passenger and the battery if there is to be any type of crash. And then further, because of the lightweighting, you're taking out significant miles per gallon in the vehicle. So a lot less emissions, if it's an internal combustion engine. If it's hybrid or battery electric, obviously, range is important and lighter weight will increase range. But that's why those products are becoming so popular.

John Charles Tumazos

John Tumazos Very Independent Research, LLC

So if the products are growing, why are you thinning out your people?

Geoffrey G. Gilmore

CEO, President & Director

I didn't understand that, John. Could you repeat that for me, please?

John Charles Tumazos

John Tumazos Very Independent Research, LLC

You described how the products are growing. So then why were you taking early retirements?

Geoffrey G. Gilmore

CEO, President & Director

TWB?

John Charles Tumazos

John Tumazos Very Independent Research, LLC

Yes.

Geoffrey G. Gilmore

CEO, President & Director

TWB took early retirements simply because we've made a couple of significant acquisitions in there. And John, part of the part -- part of your assumptions making any acquisitions is SG&A. You know Our Philosophy, and we tried to stick to Our Philosophy. That's never something that we want to cut too deep into. We like to embrace the companies that we buy. It takes time, John, to identify top talent. And rather than going in and with an impulsive RIF or putting a family in stress, this is a way to go about doing that, that much more aligns with Our Philosophy.

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WORTHINGTON STEEL, INC. FQ4 2025 EARNINGS CALL JUN 26, 2025

And as this grows, again, we just got the license, John. We've just put our first ablation line in. So certainly, there will be that opportunity for the business to grow. And as it grows, and we need to scale up, we won't have a problem doing so.

Operator

I will now turn the call back over to Geoff Gilmore, President and CEO, for any closing remarks.

Geoffrey G. Gilmore

CEO, President & Director

First, again, I want to thank our team for an exceptional job. I could not be more proud of all of them. We are exceeding my expectations, which are high for myself and the team and truly appreciate everybody that's been listening in today and asking questions and showing interest in Worthington Steel. We had an exceptional quarter. Again, I want to continue to use cautiously optimistic, but our base business has never been stronger. And as we work through some of the headwinds that we faced, we are well-positioned to take advantage of any opportunity in the growth that's coming. Thank you.

Operator

And that concludes our call today. Thank you all for joining. You may now disconnect.

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